Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Lakeside Holding Limited:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Lakeside Holding Limited and Subsidiaries (the “Company”) of our report dated September 30, 2024, relating to our audits of the consolidated financial statements of the Company as of and for the years ended June 30, 2023 and 2024, appearing in the Annual Report on Form 10-K, for the fiscal year ended June 30, 2024, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

March 19, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us